 Exhbit 99-3

Jackson Fund Services
Fidelity Bond Coverage Requirements
Determination Date: 9-30-19

		Total Assets (as of 6-30-19)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$ 187,681,408,472	$ 2,500,000	[1]
	JNL Variable Fund LLC	17,304,153,704	2,500,000	[1]
	JNL Investors Series Trust	5,665,875,773	2,500,000	[1]
	Jackson Variable Series Trust	15,091,833,792	2,500,000	[1]
		Total	$ 10,000,000	[1]

	Current Bond Coverage		$ 11,000,000	[2]

		Excess Coverage	$ 1,000,000

[1]	Maximum coverage required.
[2]	Expires on January 1, 2021
ICI Mutual Insurance Company